WELLS FARGO ALTERNATIVE ASSET MANAGEMENT, LLC

Code of Ethics
Policy on Personal Securities Transactions
And
Insider Trading

The directors, officers, members and employees of Wells Fargo Alternative Asset Management, LLC (“WFAAM”) owe a duty of loyalty to WFAAM and its clients.  WFAAM and its personnel have a fiduciary obligation not to make, participate in, or engage in any act, practice or course of conduct that would, in any way, conflict with the interests of its clients, or breach any applicable federal or state securities laws.  In addition, WFAAM and its personnel have a fiduciary obligation to WFAAM’s clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to WFAAM.

This obligation encompasses:

a)	the duty at all times to place the interests of clients first;
b)	the duty to act at all times in the spirit of openness, integrity, honesty and trust; and
c)	the duty to ensure that all personal securities transactions be conducted in a manner consistent with the standards below.

Code of Ethics

As a registered investment adviser, WFAAM is required to maintain a policy governing personal securities transactions and insider trading by its officers and employees.  This Code of Ethics and Policy on Personal Securities Transactions and Insider Trading (the “Code”) has been adopted under Section 204A of the Investment Advisers Act of 1940, as amended (“the Advisers Act”), and Rule 204A-1 thereunder, in order to establish and enforce WFAAM’s policies and procedures governing personal securities transactions of its officers and employees.  WFAAM believes that the Code is reasonably designed to prevent the misuse of material, non-public information, and it outlines the policies and procedures for the activities referred to above.

Section 17(j) of the Investment Company Act of 1940, as amended (the “Company Act”), and Rule 17j-1 thereunder, require that every investment adviser to a registered investment company adopt a written code of ethics.  Because WFAAM is the investment adviser to the Wells Fargo Multi-Strategy 100 Master Fund I, LLC, the Wells Fargo Multi-Strategy 100 Fund I, LLC, the Wells Fargo Multi-Strategy 100 TEI Fund I, LLC,  the Wells Fargo Multi-Strategy 100 Fund A, LLC and the Wells Fargo Multi-Strategy 100 TEI Fund A, LLC, each a registered investment company (the “Registered Funds”), WFAAM has incorporated the requirements of Rule 17j-1 in this Code.  The Registered Funds have adopted their own code of ethics pursuant to Rule 17j-1 and a copy is attached as Exhibit J/A.  As a result, WFAAM is required to provide a report to the Registered Funds’ Boards of Managers, at least annually, certifying that it has procedures in place designed to prevent access persons from violating the Code and describing issues arising under the Code, if any, and the sanction/response imposed.

In addition, this Code is intended to be followed in conjunction with the policies outlined in the Code of Ethics for Personal Trading by Fiduciary Personnel that is applicable to all employees of the Wealth Management Group (“WMG”) Investment Management and Trust division (“IM&T”) of Wells Fargo.  In addition, please refer to the policies outlined in the Handbook for Wells Fargo Team Members and the Wells Fargo Code of Conduct and Business Ethics applicable to all Wells Fargo employees.   Acknowledgement of, and compliance with, this Code are conditions of employment.

All references in this Code to employees, officers, directors, accounts, departments and clients refer to those of WFAAM.  WFAAM personnel must avoid actions or activities that allow (or appear to allow) them or their family members to profit or benefit from their relationships with WFAAM clients.  WFAAM personnel are also reminded not to use indirect means (i.e., cause or use another person) to do anything that is prohibited by law or the policies of WFAAM.

“Access Person” means each employee, officer or director of WFAAM that has access to nonpublic information regarding any client’s, specifically including the Funds’, purchase or sale of securities, is involved in making securities recommendations to clients or has access to such recommendations that are non-public.  For purposes of this Code, all WFAAM personnel are considered to be “Access Persons” and are subject to the policies and procedures set out in this Code. A list of Access Persons is attached as Exhibit A and will be updated at least annually, and periodically, as needed.

“Advisory Person” means each Access Person who, as part of his or her normal duties act as Investment Managers, Associates and Assistants that make, participate in, or obtain information related to recommendations regarding the purchase or sale of Covered Securities, as defined herein, within any WFAAM Fund and/or WMG  IM&T managed accounts are also considered to be Advisory Persons.  An Advisory Person shall adhere to the applicable sections of this policy, including the pre-clearance requirements noted in the policies and procedures set out below.   In addition, those Access Persons directly involved in the support, oversight and supervision of the Investment Management function are considered Advisory Persons, e.g. certain personnel within Compliance, Operations, and/or Family Wealth Group, etc.  Advisory Persons are identified in the list of Access Persons, attached as Exhibit A, and will be updated at least annually, and periodically, as needed.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

 “Beneficial Ownership” means ownership where a team member, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.  Direct pecuniary interest in any class of securities includes the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.  For example, a team member may be deemed to be a beneficial owner of securities held by members of a team member’s immediate family sharing the same household, or by certain partnerships, client accounts, corporations or other arrangements.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Company Act.

“Covered Security” means a security as defined in Section 202(a)(18) of the Advisers Act and Section 2 (a)(36) of the Company Act*, except that it does not include:

●	Direct obligations of the Government of the United States;

●	Money market instruments including bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

●	Shares of unaffiliated open-end investment companies registered under the Company Act (non-proprietary mutual funds); and

●	Shares of open-end exchange trades funds (ETFs).

●	“Fund” means Wells Fargo Multi-Strategy 100 Fund I, LLC, Wells Fargo Multi-Strategy 100 TEI Fund I, LLC or Wells Fargo Multi-Strategy 100 Master Fund I, LLC.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

* Security as defined in Section 202 (a) (18) of the Investment Advisers Act and Section 2(a)(36) of the Investment Company Act means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

“Purchase or Sale of a Covered Security” means the purchase or sale of a Covered Security, and includes, among other things, the writing of an option to purchase or sell a Covered Security.

Applicability

All of the following restrictions and procedures apply to accounts of which Access Persons have control and are considered to have beneficial ownership, which includes:

a)
Accounts over which WFAAM personnel have any control, influence, authority, or beneficial interest, whether direct or indirect (including and transaction for which a WFAAM employee is the sole owner, joint owner, trustee, co-trustee, attorney-in-fact, etc.);

b)	Accounts where WFAAM personnel direct activities for others, including relatives, friends, etc.

Certification and Acknowledgement

WFAAM Access Persons are required to certify that they have received a copy of WFAAM’s Code of Ethics and acknowledge that they have read, understand and will comply with this Code and related policies.  The Certification and Acknowledgement Form is attached as Exhibit B and must be completed no later than 10 days after becoming an Access Person and on an annual basis, thereafter.

Initial and Annual Holdings Reports

WFAAM Access Persons are required to disclose all personal securities holdings and all brokerage and trading accounts to WMG Compliance no later than 10 days after becoming an Access Person.  The information must be current as of a date no more than 45 days prior to the date the person became an access person.  The Initial Holdings Report is attached as Exhibit C.

Access Persons are required to submit a report of holdings annually by January 30 of each year and provide information as of a date not earlier than December 31 of the preceding year.  The fourth quarter acknowledgment and certification submitted via iTrade pursuant to the requirements of the IM&T Code of Ethics will be accepted in lieu of this report.

Quarterly Transaction Reporting and Account Certification

Quarterly Transaction Reports that list personal securities transactions executed for the quarter must be certified by Access Persons to WMG Compliance no later than 30 business days after the end of each calendar quarter.  In addition, WFAAM Access Persons are required to certify to WMG Compliance all brokerage accounts in which they have Beneficial Ownership.

Access Persons should submit information on any new or closed brokerage accounts to WMG Compliance each quarter.

Quarterly transaction reporting and account certification are completed electronically via iTrade, which is browser-based software that allows users to obtain securities trade pre-clearances, enter executed trades and submit quarterly reports.  Access to iTrade is via the Internet at: http://ndcctiw01/itrade3/WebApps/LoginHome/Login.aspx,

Pre-clearance of Trades

It is WFAAM’s policy that Access Persons that are also deemed to  be Advisory Person are required to pre-clear personal trades with WMG Compliance on the trade date before the purchase or sale of a Covered Security.

Prior to submitting a personal trade for pre-clearance, Advisory Person should determine that the reason for placing the trade does not involve any conflict of interest, including information considered material and non-public.  Specifically, any trades placed in personal securities accounts based on insider information and/or tipping of such information is strictly prohibited.    (See Section IV -  Insider Trading, below.)
An Advisory Person may only purchase and sell Covered Securities if:

a)	The security has not been traded in any of the WFAAM Funds and the Advisory Person has no knowledge that the security will be traded in any of the WFAAM Funds that trade day.

b)
The security has not been subject of a recommendation on behalf of any WMG models within the last 7 calendar days.  Information regarding specific securities that are considered restricted is available to Advisory Persons and may be found by clicking the “List of Restricted Securities” link of this URL:  http://WMG.wellsfargo.com/SiteController?dbid=PAGE_INDEX_1403100

c)
The transaction has been pre-cleared with WMG Compliance by the Advisory Person before making the trade.  For limit and stop orders, Advisory Persons must document the trade with a screen print of the order.

These procedures apply to all transactions in Covered Securities held in accounts in which Advisory Persons have a beneficial interest and/or over which they exercise influence or control, including accounts for their family members or other household accounts.  The restrictions do not apply to securities transactions through automatic investment plan and/or securities transactions through direct stock purchase plans.

Note - pre-clearance does not assure that the trade will not violate policy because Advisory Persons must ensure that they do not place any trades in client accounts in the same security after the trade has been pre-cleared on the same day.

To pre-clear while out-of-office (iTrade is on the Intranet), either e-mail personst@wellsfargo.com or call the Compliance Consultant in charge of iTrade.

Restricted /Prohibited Securities

Rules 204A-1 and 17j-1 both require that Access Persons of investment advisers pre-clear any purchase in an Initial Public Offering or a Limited Offering (a private placement, an LP or LLC (including hedge funds)).  Therefore, WFAAM Access Persons may not purchase securities in an Initial Public Offering or Limited Offering unless approval is obtained from WMG Compliance.  It should be noted that private investment funds, including Wells Fargo proprietary hedge funds managed by WFAAM, are considered to be Limited Offerings and must be pre-cleared.

In addition, WFAAM Access Persons may not invest in options (other than employee stock options), puts, calls, short sales, futures contracts or other similar transactions involving securities issued by Wells Fargo & Co.  In the event a WFAAM Access Person has been issued employee stock options, such options must be pre-cleared before they are exercised.

Exempt Securities and Transactions

Securities excluded from the definition of Covered Securities, above, are exempt from pre-clearance requirements, as well as initial, quarterly and annual reporting requirements.  Transactions in proprietary mutual funds advised by an affiliate of WFAAM are exempt from pre-clearance requirements, but are subject to the initial, quarterly and annual reporting requirements.

Note - Transactions in closed-end mutual funds, such as the Funds, and ETFs are not exempt from the pre-clearance and reporting requirements because closed-end funds and ETFs are Covered Securities.

Post Trade Review

Quarterly Compliance Testing

a)	Delinquent Certifications.
On a quarterly basis, WMG Compliance will run a quarterly certifications report to detect any late or missing certifications.   These will be tracked in order to determine applicability of any penalties. See below for discussion of penalty process.

b)	Breaches of Trading Restrictions.
i.	On a quarterly basis, WMG Compliance will run a potential “front-running” and “restricted securities” report from the iTrade/Examiner personal securities software. The reviews will:

•	Compare reported personal transactions in Covered Securities with transactions in associated client accounts; and
•
Compare reported personal transactions with Covered Securities being considered for purchase or sale by IM&T to determine whether a violation may have occurred. Securities being considered for purchase or sale will be determined via Alerts published for changes to the investment models offered by Private Asset Management.

ii.
WMG Compliance will then forward an e-mail to all Access Persons with possible violation information.  Once the Access Person has received the e-mail and corresponding possible violation detail, he/she must respond in writing to WMG Compliance within 14 days of receipt with an explanation detailing all circumstances concerning the noted possible violations.

iii.
Before determining that an Access Person has violated the Code of Ethics, WMG Compliance shall give the person an opportunity to supply explanatory material.  No team member is required to participate in a determination of whether he or she has committed a violation or discuss the imposition of any sanction against himself or herself.

iv.
After WMG Compliance has received all responses, an analysis will be conducted to determine any trending, the legitimacy of explanations, and/or possible disciplinary actions. WFAAM Senior Management will be contacted in writing should further disciplinary action be warranted for violations of this policy.

Note:  Failure to respond back to WMG Compliance within the required timeframe will result in further escalation to WFAAM Senior Management.

Annual Compliance Testing

Missing and/or incomplete annual reports.  WMG Compliance will review holding report files to determine if any Certification and Acknowledgement of the Code, Holdings Report, and Account Certifications (if applicable) are missing and/or incomplete and will follow up with the Access Person to obtain the required report(s).

Insider trading refers generally to buying or selling a security, in breach of fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information.  Rule 10b-5 under the Securities Exchange Act of 1934, as amended, prohibits trading on the basis of inside information.

Inside and non-public information: Any information about a business organization that is not generally available to or known by the public.

Material inside information:  Inside and non-public information is considered “material” if there is a likelihood that it would be considered important by an investor in making a decision to buy or sell a company’s securities, whether stock, bonds, notes, debentures, limited partnership units or other equity or debt securities.  Inside information shall be presumed “material” if it relates to, among other things, any of the following:

a)	Earnings, or financial results, before publicly disclosed,
b)	Dividend increases or decreases,
c)	Changes in previously released earnings estimates,
d)	Significant gains or losses,
e)	Significant expansion or curtailment of operations,
f)	Significant merger or acquisition proposals or agreements,
g)	Significant purchase or sale of assets,
h)	Significant new products or discoveries,
i)	Significant borrowing,
j)	Major litigation,
k)	New debt or equity offerings,
l)	Liquidity problems, or
m)	Significant management changes.

No person covered by this Code may trade, either personally or on behalf of others, while in possession of Inside Information.  This includes “tipping” of information to others who trade on behalf of their own accounts.

WFAAM Access Persons shall not trade for their own accounts, or recommend trading on the basis of material, or inside and non-public information in their possession.  Access Persons are required to observe the limitations imposed by the federal securities laws, particularly Rule 10b-5.

If an Access Person has any question as to whether information is material or inside and non-public, he or she shall resolve the question(s) before trading, recommending trading or divulging the information.

If there is any unresolved question in a team member’s mind as to whether information is material or inside and non-public, it should be brought to the attention of WFAAM’s Chief

Compliance Officer (“CCO”).  Wells Fargo’s Law Department will be consulted prior to trading or recommending trading.

V. PENALTIES

WMG Compliance will report violations of the Code of Ethics quarterly, or as they occur, to WFAAM’s President.  In addition, each Access Person must immediately report to the CCO any known or reasonably suspected violations of this Code of which he or she becomes aware.

Penalties may range from a notice of censure, disgorgement of profits, to a dismissal and referral to authorities.  A consistent pattern of violating any of the above standards could lead to dismissal.

The CCO is responsible for administering this Code.

Any Access Person who has knowledge of misconduct relating to, or wish to express concern relating to, accounting, internal accounting controls or auditing matters and/or a violation of any federal or state securities law of provisions of the Code, should submit a written complaint expressing such facts and/or concerns to the CCO.

Any such complaint will be held in the strictest of confidence and shall not be disclosed except when required pursuant to the Code, WFAAM policy, this procedure or by law.

VII. CONFIDENTIALITY

All reports of personal securities transactions, holdings and any other information filed pursuant to this Code will be kept confidential, provided, however that such information may also be subject to review by appropriate WMG Compliance Personnel, WFAAM’s CCO and/or Senior Management and legal counsel. Such information will also be provided to the Securities and Exchange Commission (“SEC”) or other government authority when properly requested or pursuant to a court order.

EXHIBIT A

WELLS FARGO ALTERNATIVE ASSET MANAGEMENT, LLC
PERSONS COVERED BY THE WFAAM CODE OF ETHICS
As of April 30, 2010

Access Persons*	Advisory Person**
Adelman, Alan	Yes
Alden, Eileen
Asuncion, Evita	Yes
Atwood, Michael
Brachet, Pierre	Yes
Cowling, Jack	Yes
Davis, Erin	Yes
Dunegan, Dede	Yes
Firestein, Jonathan
Grimes, Charlie	Yes
Grossman, Jean	Yes
Junkans, Dean	Yes
Lahart, Brian
Li, Frances
Miller, Anissa	Yes
Ortiz de Montellano, Maya
Ramar, Lindsay
Rauchle, Dan
Samet, Scott
Soen, Chin
Stahl, Rob
Tang, Judy
Tiedeman, Sara
Wahl, Fred	Yes
Welker, Jay	Yes
Yuen, Sherwood	Yes

*  Not subject to the general pre-clearance requirements, but must pre-clear Initial Public Offerings and Limited Offerings.

** Must pre-clear trades in all Covered Securities and Initial Public Offerings and Limited Offerings

EXHIBIT B

WELLS FARGO ALTERNATIVE ASSET MANAGEMENT, LLC

Code of Ethics
Policy on Personal Securities Transactions
And
Insider Trading

CERTIFICATION AND ACKNOWLEDGEMENT

I hereby certify that I have received a copy of WFAAM’s Code of Ethics Policy on Personal Securities Transactions and Insider Trading and acknowledge that I have read it and understand it.  I have had the opportunity to ask any questions I may have concerning the meaning and interpretation of the provisions of the Code of Ethics and I understand the obligations set forth therein that are applicable to me. I agree to abide by and comply with all such policies and procedures.

Signed _______________________________

Position: _____________________________

Date: ________________________________

Compliance Review
Date Received: ________________________
Reviewed by: _________________________
Date Reviewed: _______________________

The Certification and Acknowledgement form is due 10 days from date of first receipt and on an annual basis, thereafter.

EXHIBIT C

WELLS FARGO ALTERNATIVE ASSET MANAGEMENT, LLC
INITIAL HOLDINGS REPORT

Name:      _______________________________________________________________
Position:   ______________________________________________________________

PERSONAL HOLDINGS DISCLOSURE

☐   I have attached a report that, at a minimum, includes the security name and number of shares or principal amount of every non-exempt security in which I have any beneficial ownership within all of my personal securities accounts listed below.*

☐   I have no holdings except for those securities exempt by the Code.

DUPLICATE TRADE CONFIRMATION & STATEMENT

☐   I have directed the following firms (list all firms and provide account numbers) with which I have personal securities accounts to supply duplicate copies of confirmations of all personal securities transactions for all accounts in which I have any beneficial ownership.**
_____________________________________________________________________________________________________________________________________________
_____________________________________________________________________________________________________________________________________________

☐   I have no brokerage account(s).

I hereby certify that the information provided herein is complete and accurate. I also acknowledge that I have received, reviewed and understand Wells Fargo Alternative Asset Management, LLC’s Code of Ethics Policy on Personal Securities Transactions and Insider Trading, and the IM&T Code of Ethics and have complied with all of their requirements.

Signature:   _______________________________                         Date:   ______________

Compliance Review
Date Received: ________________________
Reviewed by: _________________________
Date Reviewed: _______________________

The Holdings Report form is due 10 days from date of receipt and on an annual basis, thereafter.

*Account statements no older than 45 days from the day of reporting may be submitted in lieu of this report.
**Copies of broker(s) documentation (with the exception of Charles Schwab and Wells Fargo) are to be directed to the following:
Wells Fargo Wealth Management Group
PST Administrator
MAC A0112-063
550 California St, 6th Floor
San Francisco, CA 94104-1004

EXHIBIT J/A

WELLS FARGO MULTI-STRATEGY 100 MASTER FUND I, LLC

WELLS FARGO MULTI-STRATEGY 100 FUND I, LLC

WELLS FARGO MULTI-STRATEGY 100 TEI FUND I, LLC

WELLS FARGO MULTI-STRATEGY 100 FUND A, LLC

WELLS FARGO MULTI-STRATEGY 100 TEI FUND A, LLC

 (each, a “Fund” and, collectively, the “Funds”)

CODE OF ETHICS
Under Rule 17j-1 of the Investment Company Act of 1940, as amended

Effective May 25, 2010

It is the policy of Wells Fargo Alternative Asset Management, LLC (the “Adviser”), Wells Fargo Investments, LLC (the “Placement Agent”) and each Fund that all Fund personnel, the Adviser and the Placement Agent should seek (1) at all times to place the interests of Fund investors first; (2) conduct all personal securities transactions in a manner that is consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the individual’s position of trust and responsibility; and (3) adhere to the fundamental standard that Fund personnel, the Adviser and the Placement Agent should not take inappropriate advantage of their position or engage in any act, practice or course of conduct that would violate this Code, the fiduciary duty owed to Fund investors, or the provisions of Section 17(j) of the 1940 Act and Rule 17j-1 thereunder.

The Adviser and the Placement Agent impose additional reporting and review requirements and restrictions on the personal securities transactions of their personnel.  The Board of Managers of each Fund (the “Fund Board of Managers”) has determined that, in addition to the requirements of this Code of Ethics (the “Code”), the standards and reporting and review requirements established by these organizations will be appropriately applied by each Fund to those of its officers and those of its managers who are affiliated with these organizations.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield against liability for personal trading or other conduct that violates a fiduciary duty to Fund investors.

1.	DEFINITIONS

“Access Person” means (i) any Advisory Person of a Fund or of the Adviser; or (ii) any member, director, officer, general partner or manager of the Placement Agent who, in the ordinary course of business makes, participates in or obtains information regarding, the Purchase or Sale of a Covered Security by a Fund for

which the Placement Agent acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the Purchase or Sale of a Covered Security.

“Adviser” means Wells Fargo Alternative Asset Management, LLC.

“Advisory Person” of a Fund or of the Adviser means: (i) any member, director, manager, officer, general partner or employee of the Fund or the Adviser (or of any company in a Control relationship to the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the Purchase or Sale of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchase or sale; and (ii) any natural person in a Control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the Purchase or Sale of a Covered Security by the Fund.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, as amended (the “1940 Act”).

“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include:

●	Direct obligations of the U.S. Government;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

●	Shares issued by non-proprietary open-end investment companies registered under the 1940 Act. obligations of the Government of the United States;

“Fund” means Wells Fargo Multi-Strategy 100 Master Fund I, LLC, Wells Fargo Multi-Strategy 100 Fund I, LLC, Wells Fargo Multi-Strategy 100 TEI Fund I, LLC, Wells Fargo Multi-Strategy 100 Fund A, LLC and Wells Fargo Multi-Strategy 100 TEI Fund A, LLC.

“Independent Manager” means a manager of the Funds who is not an “interested person” of the Funds within the meaning of Section 2(a)(19) of the 1940 Act, and who would be required to make a report under Section 3 of this Code solely by reason of being a manager of the Fund.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

 “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

“Placement Agent” means Wells Fargo Investments, LLC.

“Purchase or Sale of a Covered Security” means the purchase or sale of a Covered Security, and includes, among other things, the writing of an option to purchase or sell a Covered Security.

“Security Held or to be Acquired by the Fund” means (i) Any Covered Security which, within the most recent 15 days: (A) is or has been held by a Fund; or (B) is being or has been considered by the Fund or the Adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in part (i) of this paragraph.

2.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

Advisory Person of a Fund or the Adviser must obtain approval from a Fund or the Adviser before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

3.	REPORTING

Initial Holdings Reports

Except as otherwise provided in this Code, every Access Person of a Fund and every Access Person of the Adviser or the Placement Agent, shall report to that Fund, the Adviser or the Placement Agent, as applicable, no later than 10 days after the person becomes an Access Person, the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

●	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

●
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

●	The date that the report is submitted by the Access Person.

An Independent Manager of the Funds need not make an initial holdings report.

Quarterly Transaction Reports

Except as otherwise provided in this Code, every Access Person of a Fund and every Access Person of the Adviser or the Placement Agent shall report to that Fund, the Adviser or the Placement Agent, as applicable, no later than 30 days after the end of each calendar quarter, the following information:

With respect to any transaction during the quarter in a Covered Security in which the Access Person had, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership in the Covered Security:

●	The date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares and the principal amount of each Covered Security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the Covered Security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through which the transaction was effected; and

●	The date that the report is submitted by the Access Person.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

●	The name of the broker, dealer or bank with whom the Access Person established the account;

●	The date the account was established; and

●	The date that the report is submitted by the Access Person.

An Independent Manager of the Funds need only report a transaction in a Covered Security in a quarterly transaction report if such Manager, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a manager of the Funds, should have known that during the 15-day period immediately before or after the date of the transaction by the Independent Manager, such Covered Security was purchased or sold by a Fund or was being considered by a Fund or the Adviser for purchase or sale by a Fund.

An Access Person need not make a quarterly transaction report under this Section 3 if the report would duplicate information contained in broker trade confirmations or account statements received by the Funds, the Adviser or the Placement Agent with respect to the Access Person in the time period required by Section 3(b)(i) of this Code, if all of the information required by Section 3(b)(i) is contained in the broker trade confirmations or account statements, or in the records of the Funds, the Adviser or the Placement Agent.

An Access Person need not make a quarterly transaction report under this Section 3 with respect to transactions effected pursuant to an Automatic Investment Plan or if a report is made on iTrade -- http://ndcctiw01/itrade3/WebApps/LoginHome/Login.aspx.

Annual Holdings Reports

Except as otherwise provided in this Code, every Access Person of a Fund and every Access Person of the Adviser or the Placement Agent, shall report to that Fund, the Adviser or the Placement Agent, as applicable, annually the following information (which must be current as of a date no more than 45 days before the report is submitted):

●	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

●	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

●	The date that the report is submitted by the Access Person.

An Independent Manager of the Funds need not make an annual holdings report.

Initial Holdings Reports, Quarterly Transaction Reports, and Annual Holdings Reports

Notwithstanding Sections 3(a)(i), 3(b)(i) and 3(c)(i) of this Code, an Access Person need not make a report to the Adviser under this Code to the extent the information in the report would duplicate information required to be recorded by the Adviser under Rule 204-2(a)(13) under the Investment Advisers Act of 1940, as amended, or if a report is made on iTrade -- http://ndcctiw01/itrade3/WebApps/LoginHome/Login.aspx.

A person need not make a report under this Section 3 with respect to transactions effected for, and A Covered Security held in, any account over which the person has no direct or indirect influence or Control.

Disclaimer

Any report under this Section 3 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

ADMINISTRATION OF THIS CODE OF ETHICS

General Rule

The Funds, the Adviser and the Placement Agent must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code.

Written Report to Fund Board of Managers

No less frequently than annually, the Funds, the Adviser and the Placement Agent must furnish to each Fund Board of Managers, and each Fund Board of Managers must consider, a written report that:

●
Describes any issues arising under this Code or related procedures since the last report to the Fund Board of Managers, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to material violations; and

●	Certifies that the Funds, the Adviser and the Placement Agent have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.